Exhibit 4.10

THIS AGREEMENT is dated for reference as of this 30th day of January, 2004.

BETWEEN:

LINUX GOLD CORP.
1103 – 11871 Horseshoe Way
Richmond BC V7A 5H5

(hereinafter referred to as the “Linux”)

OF THE FIRST PART

AND:

PETER TSE, Businessman,
of 3280 East 52nd Street,
Vancouver, B.C. V5S 1V3

("hereinafter referred to as the “Tse")

OF THE SECOND PART

WHEREAS Ginyen holds a Certificate of Approval for the establishment of enterprises with foreign investment in the Peoples Republic of China (a copy of which is attached hereto as Schedule "A") and has entered into an co-operative joint venture with China Heibi Province Fenging Automatism Po Luo Nuo Gold Mine Company (a copy of which is delivered herewith to Linux, the receipt of which is hereby acknowledged);

AND WHEREAS the aforesaid Certificate of Approval and co-operative joint venture which provides Ginyen with the license to mine all of the gold production Assets (hereinafter described) of the Bo Luonuo District of Hebei Province of the Peoples Republic of China (herein called the "BLN Project" and which is more particularly described in Schedule "B" attached hereto);

AND WHEREAS Tse is the registered and beneficial owner of 100% of the issued and outstanding shares of Ginyen Recovery Inc. ("Ginyen");

AND WHEREAS Linux is desirous of acquiring all of the aforesaid shares of Ginyen.

                 NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the mutual covenants, conditions and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.
Subject to the terms of this Agreement, Tse hereby grants to Linux the sole, exclusive and irrevocable right and option to purchase (the "Option") up to a 100% of all right, title and interest in and to 100% of all of the outstanding shares of Ginyen (the "Optioned Shares"), free and clear of all charges, encumbrances and claims, but subject to the grant of a 5% Net Profits royalty in the BLN Project in favour of Tse.

2.
The Option may be exercised by paying the following sums of money and issuing the following number of fully paid and non-assessable common shares (as presently constituted) in the capital of Linux (the "Linux Shares") to Tse:

	(a)	Following the execution of this Agreement, Linux may exercise the Option as to 25% of the Optioned Shares by:

(i)
paying to Tse, within 3 days of the date hereof, a non-refundable deposit in the amount of $10,000 (which sum is being held by counsel for Linux pending confirmation by Tse that there has been no governmental change, rule or regulation adversely effecting BLN Project);

		(ii)	paying an additional $10,000 and issuing 50,000 Linux Shares to Tse or before April 1, 2004; and

(iii)
causing to be carried out the Phase I mining exploration and/or development work in respect of the BLN Project described Schedule "A" hereof or such other initial work program as shall be recommended by a qualified engineer or geologist acceptable to the parties hereto (the "Phase I Program") and expending in connection therewith the total sum of $160,000.

(b)
Provided that Linux has previously exercised the Option as set out in paragraph 2(a) hereof, Linux may exercise the Option as to a further 35% of the Optioned Shares following the completion of the Phase I Program by:

		(i)	paying the additional sum of $15,000 and issuing a further 50,000 Linux Shares to Tse; and

(ii)
causing to be carried out the Phase II mining exploration and/or development work in respect of the BLN Project described in Schedule "A" hereof or such other secondary work program as shall be recommended by a qualified engineer or geologist acceptable to the parties hereto (the "Phase II Program") and expending in connection therewith the total sum of $130,000.

(c)
Provided that Linux has previously exercised the Option as set out in paragraph 2(b) hereof, Linux may exercise the Option as to a further 25% of the Optioned Shares following the completion of the Phase II Program by:

		(i)	paying the additional sum of $15,000 and issuing a further 50,000 Linux Shares to Tse; and

(ii)
causing to be carried out the Phase III mining exploration and/or development work in respect of the BLN Project described in Schedule "A" hereof or such other continuing work program as shall be recommended by a qualified engineer or geologist acceptable to the parties hereto (the "Phase III Program") and expending in connection therewith the total sum of $210,000.

(d)
Provided that Linux has previously exercised the Option as set out in paragraph 2© hereof, Linux may exercise the Option as to the final 5% of the Optioned Shares, following the completion of the Phase III Program by:

		(i)	issuing a further 50,000 Linux Shares to Tse; and

		(ii)	entering into the agreement (the "Royalty Agreement") attached hereto as Schedule "B", which grants to Tse a Net Profits Royalty in the BLN Project.

3.	If and when the Option is exercised in full, 100% of all right, title and interest in and to the Optioned Shares shall vest in Linux free and clear of all charges, encumbrances and claims.

4.
It is expressly understood and agreed that this Agreement is an option only and the doing of any act or the making of any payment by Linux shall not obligate Linux to do any further acts or make any further payments.

5.
During the period from February 1, 2004 until March 31, 2004 (the "Due Diligence Period"), Linux shall be entitled to conduct such due diligence of the BLN Project as Linux in its sole discretion shall consider necessary or advisable.

6.
During the Due Diligence Period, Tse and his representatives or agents shall provide all assistance to Linux as shall be reasonably required by Linux to enable it to ascertain the investment merit of its purchase of the Optioned Shares and to obtain all required regulatory approvals in connection with such purchase.

7.
Tse shall be engaged as a key consultant (the "Operations Consultant") for the BLN Project and, forthwith after the Due Dilligence Period, the parties shall negotiate in good faith a consulting contract covering Tse's role as Operating Consultant of the BLN Project taking into consideration, in the determination of remuneration and other terms, prevailing industry standards for such work; and the said consulting agreement shall be set out in a written agreement upon as the parties shall mutually approve.

8.
Each issuance of Lunix Shares referred to in Section 2 hereof shall be subject to receipt by Linux of any necessary approvals (including the acceptance for filing, if required, of a satisfactory report on the results of the exploration or development work carried out in respect of the BLN Project) of the regulatory authorities having jurisdiction over the issuance shares of Linux.

9.	Tse warrants and represents that:

(a)
a Certificate of Approval for the establishment of enterprises with foreign investment in the Peoples Republic of China and has entered into an co-operative joint venture with China Heibi Province Fenging Automatism Po Luo Nuo Gold Mine Company

	(b)	the assets of the Bo Luonuo District of Hebei Province of the Peoples Republic of China (the "Assets") consists of:

		(i)	the operational gold recovery mill in the area along with sufficient space for future expansion;

		(ii)	the right in progressive phases to license and operate all of the existing small mines in the district and the rights to explore for, develop and produce all minerals therein or derived therefrom;

		(iii)	the right to explore for, develop and produce all minerals elsewhere in the Bo Luonuo District; and

		(iv)	the option to expand the agreement to other districts with the Hebei Province.

10.
For the period of time from the date of execution hereof until a definitive agreement, Tse hereby agrees that he will not grant to any third party (nor seek, offer to sell, enter into any discussions or negotiations or otherwise enter into any transaction in furtherance of) any option, license, right or other entitlement to the BLN Project.

11.
If at any time Linux fails to perform any obligation required to be performed hereunder, Tse must, before taking any action to terminate this Agreement, give 30 days prior notice of default to Linux containing particulars of the obligation which Butler has not performed and Tse shall be entitled to terminate this Agreement only if Linux has not, within 30 days following delivery of such notice of default, cured such default or commenced proceedings to cure such default by appropriate payment or performance (Linux hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay) .

12.
If Linux is at any time prevented or delayed in complying with any provision of this Agreement by reason of events beyond Linux's reasonable control, excluding want of funds but including, the time limited for the performance by Linux of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

13.
Forthwith following execution hereof, the parties shall negotiate in good faith a definitive agreement incorporating the terms herein and shall contain conditions, representations, warranties and covenants customarily contained in such agreements as well as such other terms as shall be acceptable to Tse and that legal counsel for Linux shall consider necessary or desirable.

14.	This Agreement and any disputes in connection herewith shall be governed by, and construed and enforced in accordance with, the laws of the Province of British Columbia, Canada.

15.
If any question, difference or dispute shall arise between the parties in respect of any matter arising under this Agreement, the same shall be submitted to arbitration for determination by a single arbitrator and in accordance with the provisions of the British Columbia Commercial Arbitration Act (the “Act”).

                 IN WITNESS WHEREOF this Agreement was executed by the parties hereto as of the day and year first above written.

SIGNED, SEALED AND DELIVERED BY	)
PETER TSE in the presence of:	)
)
)
Witness signature	)
Name (please print):________________________________________________	)	PETER TSE

The corporate seal of LINUX GOLD CORP.	)
was hereunto affixed in the presence of:	)
	)	c/s
)
John Robertson, President	)